Exhibit 99.1

Energy Services of America Announces Financial Results for the Three and Six Months Ended March 31, 2022

Huntington, WV May 12, 2022- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), generated revenues of $35.3 million and $78.1 million, respectively, for the three and six months ended March 31, 2022. Net (loss) income was ($586,000) and $585,000, respectively, and adjusted EBITDA was $737,000 and $3.7 million, respectively, for the three and six months ended March 31, 2022. The Company had (loss) earnings per share of ($0.04) and $0.04, respectively, for the three and six months ended March 31, 2022, and backlog of $120.3 million (unaudited) at March 31, 2022.

Douglas Reynolds, President, commented on the announcement. “We are very pleased with the Company’s performance for the first two quarters of the fiscal year, which are typically our slowest months. The $585,000 in net income for the six months ended March 31, 2022, represents the first positive earnings for the first six months of the fiscal year since 2017. With our backlog of $120.3 million (unaudited) at March 31, 2022, we are expecting a strong finish to the fiscal year.” Reynolds continued, “The Company recently completed two initiatives which we believe will help create shareholder value. First, the Company’s common shares began trading on the Nasdaq Capital Market. Second, the Company completed the acquisition of Tri-State Paving & Sealcoat, LLC, which will increase our water service capabilities and contribute to the profitability of the Company. I am excited about the progress we’ve made and our opportunities to create further value.”

Below is a comparison of the Company’s operating results for the three and six months ended March 31, 2022, as compared to the same periods in fiscal year 2021:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue	$35,392,578	$25,605,412	$78,051,703	$57,615,208

Cost of revenues	32,526,959	23,731,889	69,877,711	52,898,626

Gross profit	2,865,619	1,873,523	8,173,992	4,716,582

Selling and administrative expenses	3,417,039	3,823,913	7,049,634	7,419,743
(Loss) income from operations	(551,420)	(1,950,390)	1,124,358	(2,703,161)

Other income (expense)
Interest income	-	4	576	151,769
Other nonoperating expense	(109,810)	(32,887)	(263,238)	(85,510)
Interest expense	(144,932)	(142,993)	(342,491)	(219,510)
Gain on sale of equipment	19,896	479,269	359,792	492,311
	(234,846)	303,393	(245,361)	339,060

(Loss) income before income taxes	(786,266)	(1,646,997)	878,997	(2,364,101)

Income tax (benefit) expense	(200,463)	(335,526)	293,820	(404,968)

Net (loss) income	(585,803)	(1,311,471)	585,177	(1,959,133)

Dividends on preferred stock	-	77,250	-	154,500

Net (loss) income available to common shareholders	$(585,803)	$(1,388,721)	$585,177	$(2,113,633)

Weighted average shares outstanding-basic	16,247,898	13,621,406	16,247,898	13,621,406

Weighted average shares-diluted	16,247,898	13,621,406	16,247,898	13,621,406

(Loss) earnings per share available to common shareholders	$(0.04)	$(0.10)	$0.04	$(0.16)

(Loss) earnings per share-diluted available to common shareholders	$(0.04)	$(0.10)	$0.04	$(0.16)

Please refer to the table below that reconciles adjusted EBITDA with net income available to common shareholders:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
	Unaudited	Unaudited	Unaudited	Unaudited
Net (loss) income available to
common shareholders	$(585,803)	$(1,388,721)	$585,177	$(2,113,633)

Less: Income tax (benefit) expense	(200,463)	(335,526)	293,820	(404,968)

Add: Dividends on preferred stock	-	77,250	-	154,500

Add: Interest expense	144,932	142,993	342,491	219,510

Less: Non-operating expense (income)	89,914	(446,386)	(97,130)	(558,570)

Add: Depreciation expense	1,288,529	1,151,991	2,593,025	2,235,844

Adjusted EBITDA	$737,109	$(798,399)	$3,717,383	$(467,317)

About Non-GAAP Financial Measures

We present Adjusted EBITDA, defined as earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, dividends of preferred stock, and other non-operating expense (income), a non-GAAP financial measure, in this press release to provide a supplemental measure of our earnings. We believe that Adjusted EBITDA is a useful measure of the Company's cash flow. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of the Company' results as reported under GAAP.

About Energy Services

Energy Services of America Corporation (Nasdaq: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 700+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868